Exhibit V

THIS WARRANT AND THE COMMON STOCK PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE OFFERING OF THIS SECURITY HAS NOT BEEN REVIEWED OR APPROVED BY ANY STATE SECURITIES ADMINISTRATOR.

No. 3

STOCK SUBSCRIPTION WARRANT

To Purchase Common Stock of

Cogent Communications Group, Inc. (the “Company”)

Date of Initial Issuance:	October 24, 2001
Number of Shares:	4,874,656
Initial Warrant Price:	$1.25
Expiration Date:	October 24, 2009

THIS CERTIFIES THAT for value received, CISCO SYSTEMS CAPITAL CORPORATION, a Nevada corporation, or its registered assigns (hereinafter called the “Holder”), is entitled to purchase from the Company, at any time during the Term of this Warrant, Four Million Eight Hundred Seventy-Four Thousand Six Hundred Fifty-Six (4,874,656) shares of common stock, .001 par value, of the Company (the “Common Stock”), at the Warrant Price, payable as provided herein. The exercise of this Warrant shall be subject to the provisions, limitations and restrictions herein contained. This Warrant may be exercised in whole or in part.

SECTION 1. Definitions.

For all purposes of this Warrant, the following terms shall have the meanings indicated:

“Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of October 24, 2001 between Cogent Communications, Inc. (the “Borrower”), as borrower, the Company and the Holder, as lender, as such Agreement may be amended, amended and restated or otherwise modified from time to time.

“Common Stock” shall mean and include the Company’s authorized common stock, $.001 par value, as constituted at the date hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Term of this Warrant” shall mean the period beginning on the date of initial issuance hereof and ending on the eighth anniversary of such date of initial issuance.

“Warrant Price” shall mean $1.25 per share, subject to adjustment in accordance with Section 6 hereof.

“Warrants” shall mean this Warrant and any other Warrant or Warrants issued in connection with the Agreement to the original holder of this Warrant or any permitted transferees from such original holder or this Holder.

“Warrant Shares” shall mean shares of Common Stock, subject to adjustment or change as herein provided, purchased or purchasable by the Holder of this Warrant upon the exercise hereof.

SECTION 2. Exercise of Warrant.

2.1 Procedure for Exercise of Warrant. To exercise this Warrant in whole or in part (but not as to any fractional share of Common Stock), the Holder shall deliver to the Company at its office referred to in Section 14 hereof at any time and from time to time during the Term of this Warrant: (i) the Notice of Exercise in the form attached hereto, (ii) cash, certified or official bank check payable to the order of the Company, wire transfer of funds to the Company’s account, or cancellation of any indebtedness in order of maturity of the Company to the Holder (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased and any amount required to be paid by the Holder on account of a transfer of a Warrant or Warrant Shares pursuant to Section 3, and (iii) this Warrant. Notwithstanding any provisions herein to the contrary, if the Current Market Price (as defined in Section 6) is greater than the Warrant Price (at the date of calculation, as set forth below), in lieu of exercising this Warrant as hereinabove permitted, the Holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the office of the Company referred to in Section 14 hereof, together with the Notice of Exercise, in which event the Company shall issue to the Holder that number of whole shares of Common Stock computed using the following formula:

CS = WCS x (CMP-WP)

CMP

Where

CS	equals the number of shares of Common Stock to be issued to the Holder

WCS	equals the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

CMP	equals the Current Market Price (at the date of such calculation)

WP	equals the Warrant Price (as adjusted to the date of such calculation)

In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder or, subject to compliance with Section 7.2, such other name or names as may be designated by the Holder, shall be delivered to the Holder hereof within a reasonable time, not exceeding fifteen (15) days, after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof within such time. The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Holder shall have complied with the conditions for exercise of this Warrant set forth above, irrespective of the date of delivery of such certificate, except that, if the date of such compliance is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

2.2 Transfer Restriction Legend. Each certificate for Warrant Shares shall bear the following legend (and any additional legend required by (i) any applicable state securities laws and (ii) any securities exchange upon which such Warrant Shares may, at the time of such exercise, be listed) on the face thereof unless at the time of exercise such Warrant Shares shall be registered under the Securities Act:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution under a registration statement of the securities represented thereby) shall also bear such legend unless, in the opinion of counsel for the Holder thereof (which counsel shall be reasonably satisfactory to the Company and the relevant transfer agent), the securities represented thereby are not, at such time, required by law to bear such legend.

SECTION 3. Covenants as to Common Stock. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant shall, upon issuance, be validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that it shall pay when due and payable any and all federal and state taxes which may be payable in respect of the issue of this Warrant or any Common Stock or certificates therefor issuable upon the exercise of this Warrant, except that, if Warrant Shares or new Warrants shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes payable as a result of such transfer shall be paid by the Holder at the time of delivery of the Notice of Exercise. The Company further covenants and agrees that the Company shall at all times have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. The Company further covenants and agrees that if any shares of capital stock to be reserved for the purpose of the issuance of shares upon the exercise of this Warrant require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon exercise, then the Company shall in good faith and as expeditiously as possible use commercially reasonable efforts to secure such registration or approval, as the case may be. If and so long as the Common Stock issuable upon the exercise of this Warrant is listed on any national securities exchange, the Company shall, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon exercise of this Warrant.

SECTION 4. Reserved.

SECTION 5. Adjustment of Number of Shares. Upon each adjustment of the Warrant Price as provided in Section 6 (other than clause (i) thereof), the Holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, only the number of shares (calculated to the nearest tenth of a share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Price resulting from such adjustment.

SECTION 6. Adjustment of Warrant Price. The Warrant Price shall be subject to adjustment from time to time as follows:

(i) If the Company shall at any time or from time to time during the Term of this Warrant issue shares of Common Stock other than Excluded Stock (as hereinafter defined) without consideration or for a consideration per share less than the Warrant Price in effect immediately prior to the issuance of such Common Stock, the Warrant Price in effect immediately prior to each such issuance shall forthwith (except as provided in this clause (i)) be adjusted to a price equal to the quotient obtained by dividing:

(A) an amount equal to the sum of

(x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Warrant Price in effect immediately prior to such issuance, plus

(y) the consideration received by the Company upon such issuance,

by

(B) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this clause (i) and to clause (ii) below) immediately after the issuance of such Common Stock.

For the purposes of any adjustment of the Warrant Price pursuant to this clause (i), the following provisions shall be applicable:

1.	In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

2.	In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Company, irrespective of any accounting treatment; provided, however, that such fair market value as determined by the Board of Directors, together with any cash consideration being paid, shall not exceed the aggregate Current Market Price (as hereinafter defined) of the shares of Common Stock being issued.

3.	In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities or obligations by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities or obligations:

(A)

the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above with the proviso in subdivision (2) being applied to the number of shares of Common Stock deliverable upon such exercise), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B)	the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or obligations or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities or obligations and subsequent conversions or exchanges thereof shall be deemed to have been issued at the time such securities or obligations were issued or such options or rights were issued and for a consideration equal to the consideration received by the Company for any such securities or obligations and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or obligations or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above with the proviso in subdivision (2) being applied to the number of shares of Common Stock deliverable upon such conversion, exchange or exercise);

(C)	on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities or obligations, other than a change resulting from the antidilution provisions thereof, the Warrant Price shall forthwith be readjusted to such Warrant Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities or obligations not converted prior to such change or options or rights related to such securities or obligations not converted prior to such change been made upon the basis of such change; and

(D)	on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities or obligations, the Warrant Price shall forthwith be readjusted to such Warrant Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities or obligations been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the conversion or exchange of such securities or obligations or upon the exercise of the options or rights related to such securities or obligations.

(ii) “Excluded Stock” shall mean shares of Common Stock issued by the Company (1) under any of the circumstances for which an adjustment is provided in clauses (iii) or (iv) of this Section 6 or in Section 8 and (2) in connection with the issuance of shares of Common Stock (including any share of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (i) above) (appropriately adjusted for stock splits and combinations) to directors, officers, or employees of, or consultants to, Company or Borrower (as the case may be) in connection with their services as directors of Company or Borrower (as the case may be) or their employment by the Company or Borrower (as the case may be) up to a number equal to 10% of the issued and outstanding shares of Common Stock of the Company on a fully diluted basis from time to time. For purposes of this Section 6(ii), 19,900,000 shares of Common Stock (appropriately adjusted for stock splits and combinations) that are reserved as of the date hereof for issuance to directors, officers, or employees of, or consultants to, Company or Borrower in connection with their services to or employment by Company or Borrower, whether upon the exercise of stock options or otherwise, shall be deemed to have been issued and outstanding prior to the date hereof.

(iii) If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Warrant Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

(iv) If, at any time during the Term of this Warrant, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Warrant Price shall appropriately increase so that the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

(v) In case, at any time during the Term of this Warrant, the Company shall declare a cash dividend upon its Common Stock payable otherwise than out of earnings or earned surplus or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends and distributions) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Warrant Price in effect thereafter shall be determined by multiplying the Warrant Price in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the difference of (x) the Current Market Price of one share of Common Stock minus (y) the fair market value (as determined by the Board of Directors of the Company, whose determination shall be conclusive) of the amount of cash, stock, securities, evidences of indebtedness, assets, options or rights, as the case may be, so distributed in respect of one share of Common Stock, and of which the denominator shall be such Current Market Price.

(vi) All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-tenth (1/10) of a share, as the case may be.

(vii) For the purpose of any computation pursuant to this Section 6, the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 15 consecutive business days ending on the last business day before the day in question (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 15 business day period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or as reported by Nasdaq (or if the Common Stock is not at the time listed or admitted for trading on any such exchange or if prices of the Common Stock are not reported by Nasdaq then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by The National Quotation Bureau Incorporated or any similar reputable quotation and reporting service, if such quotation is not reported by The National Quotation Bureau Incorporated); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this clause (vii) are available for the period required hereunder, the Current Market Price shall be determined in good faith by the Board of Directors of the Company.

(viii) Whenever the Warrant Price shall be adjusted as provided in this Section 6, the Company shall prepare a statement showing the facts requiring such adjustment and the Warrant Price that shall be in effect after such adjustment. The Company shall cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder of this Warrant at its, his or her address appearing on the Company’s records. Where appropriate, such copy may be given in advance and may be included as part of the notice required to be mailed under the provisions of subsection (x) of this Section 6.

(ix) Adjustments made pursuant to clauses (iii), (iv) and (v) above shall be made on the date such dividend, subdivision, split-up, combination or distribution, as the case may be, is made, or, if earlier, at the opening of business on the business day next following the record date, if any, for the determination of stockholders entitled to such dividend, subdivision, split-up, combination or distribution.

(x) In the event the Company shall propose to take any action of the types described in clauses (iii), (iv), or (v) of this Section 6, the Company shall forward, at the same time and in the same manner, to the Holder of this Warrant such notice, if any, which the Company shall give to the holders of capital stock of the Company.

(xi) In any case in which the provisions of this Section 6 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the Holder of all or any part of this Warrant which is exercised after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such exercise before giving effect to such adjustment exercise; provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

SECTION 7. Ownership.

7.1 Ownership of This Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of transfer as provided in this Section 7.

7.2 Transfer and Replacement. Subject to the restrictions of Section 7.3 hereof, this Warrant and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof in person or by duly authorized attorney, and a new Warrant or Warrants, of the same tenor as this Warrant but registered in the name of the transferee or transferees (and in the name of the Holder, if a partial transfer is effected) shall be made and delivered by the Company upon surrender of this Warrant duly endorsed, at the office of the Company referred to in Section 14 hereof. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction, and, in such case, of indemnity or security reasonably satisfactory to it, and upon surrender of this Warrant if mutilated, the Company shall make and deliver a new Warrant of like tenor, in lieu of this Warrant. This Warrant shall be promptly cancelled by the Company upon the surrender hereof in connection with any transfer or replacement. Except as otherwise provided above, in the case of the loss, theft or destruction of a Warrant, the Company shall pay all expenses, taxes and other charges payable in connection with any transfer or replacement of this Warrant, other than stock transfer taxes (if any) payable in connection with a transfer of this Warrant, which shall be payable by the Holder. Holder shall not transfer this Warrant and the rights hereunder except in compliance with federal and state securities laws.

7.3 Restrictions on Transfer. Holder shall not transfer, directly or indirectly, the Warrant or any Warrant Shares owned or controlled by it (i) to any Person with a more than incidental presence as a telecommunications service provider, (ii) in amounts of less than 100,000 Warrant Shares in any single transaction (such number shall be adjusted proportionately each time an adjustment is made under Section 5 as to the number of shares subject to this Warrant), and (iii) to any person who is not an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

SECTION 8. Mergers, Consolidation, Sales. In the case of any proposed consolidation or merger of the Company with another entity, or the proposed sale of all or substantially all of its assets to another person or entity, or any proposed reorganization or reclassification of the capital stock of the Company, then, as a condition of such consolidation, merger, sale, reorganization or reclassification, the Company shall give 30 days’ prior written notice thereof to the Holder hereof and lawful and adequate provision shall be made whereby the Holder of this Warrant shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein, in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for the number of shares of such Common Stock purchasable hereunder immediately before such consolidation, merger, sale, reorganization or reclassification. In any such case appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof shall thereafter be applicable as nearly as may be practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of this Warrant.

SECTION 9. Notice of Dissolution or Liquidation. In case of any distribution of the assets of the Company in dissolution or liquidation (except under circumstances when the foregoing Section 8 shall be applicable), the Company shall give notice thereof to the Holder hereof and shall make no distribution to shareholders until the expiration of 15 days from the date of mailing of the aforesaid notice and, in any case, the Holder hereof may exercise this Warrant within fifteen (15) days from the date of the giving of such notice, and all rights herein granted not so exercised within such fifteen-day period shall thereafter become null and void.

SECTION 10. Notice of Extraordinary Dividends. If the Board of Directors of the Company shall declare any dividend or other distribution on its Common Stock except out of earned surplus or by way of a stock dividend payable in shares of its Common Stock, the Company shall mail notice thereof to the Holder hereof not less than 15 days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution, and the Holder hereof shall not participate in such dividend or other distribution unless this Warrant is exercised prior to such record date. The provisions of this Section 10 shall not apply to distributions made in connection with transactions covered by Section 6(v).

SECTION 11. Fractional Shares. Fractional shares shall not be issued upon the exercise of this Warrant but in any case where the Holder would, except for the provisions of this Section 11, be entitled under the terms hereof to receive a fractional share upon the complete exercise of this Warrant, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the value of such fractional share (determined in such reasonable manner as may be prescribed in good faith by the Board of Directors of the Company) over the Warrant Price for such fractional share.

SECTION 12. Special Arrangements of the Company. The Company covenants and agrees that during the Term of this Warrant, unless otherwise approved by the Holder of this Warrant:

12.1 Amendment of Certificate. Except as contemplated under Section 8, the Company shall not amend its Certificate of Incorporation to eliminate as an authorized class of capital stock that class denominated as “Common Stock” on the date hereof.

12.2 Shall Bind Successors. This Warrant shall be binding upon any corporation or other person or entity succeeding to the Company by merger, consolidation or acquisition of all or substantially all of the Company’s assets.

SECTION 13. Registration Rights; etc.

13.1 Certain Definitions. As used in this Section 13, the following terms shall have the following respective meanings:

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Registrable Securities” shall mean the Warrant Shares less any Warrant Shares theretofore sold to the public or in a private placement.

The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in compliance with Section 13.2 hereof, including, without limitation, all registration and filing fees not included in Selling Expenses (as defined below), printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses not included in Selling Expenses (as defined below), and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

“Selling Expenses” shall mean all underwriting discounts and selling commissions and registration and filing fees applicable to the sale of Registrable Securities, all fees and disbursements of counsel for any Holder and any blue sky fees and expenses solely attributable to Registrable Securities in a jurisdiction in which securities would not otherwise have been offered or sold by the Company excluded from the definition of “Registration Expenses.”

“Holder” shall mean any holder of Registrable Securities, provided that “Holders” under Section 13.6 hereof shall include only those at whose request Registerable Securities were included in a registration or qualification pursuant to the rights granted herein.

“Other Shareholders” shall mean holders of securities of the Company who are entitled by contract with the Company or who are permitted by the Company to have securities included in a registration of the Company’s securities.

13.2 Company Registration.

(a) Notice of Registration. If the Company shall determine to register any of its Common Stock or securities convertible into or exchangeable or excercisable for Common Stock either for its own account or for the account of any Other Shareholder other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, or any other registration on any registration form which does not permit secondary sales, the Company shall:

(i) promptly give to each Holder written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, subject to any limitations on the number of shares as set forth in Section 13.2(b) below.

(b) Underwriting. (a) If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the written notice given pursuant to Section 13.2(a)(i). In such event, the right of any Holder to registration pursuant to Section 13.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, directors and officers and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company.

Notwithstanding any other provision of this Section 13.2, if the underwriter determines that marketing or other factors require a limitation on the number of shares to be underwritten, the underwriter may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The number of shares that may be included in the registration and underwriting on behalf of such Holders, directors and officers and Other Shareholders (if any) shall be allocated, to the extent consistent with any registration rights granted prior to the date hereof, among such Holders, directors and officers and Other Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they had requested to be included in such registration at the time of filing the registration statement.

If any Holder of Registrable Securities or any officer, director or Other Shareholder disapproves of the terms of any such underwriting, it, he or she may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

13.3 Registration Rights. In the event that the Company grants after the date hereof registration rights, including demand registration rights, to any other holder of securities of the Company, the Company shall promptly give to the Holder written notice thereof and, if in the opinion of the Holder such registration rights are more favorable than the registration rights provided under this Warrant, the Holder shall so notify the Company within thirty (30) days of receipt of the foregoing notice from the Company, whereupon such registration rights shall automatically be deemed to be incorporated in this Warrant.

13.4 Expenses of Registration. The Company (or Other Shareholders) shall bear all Registration Expenses incurred in connection with any registration, qualification and compliance by the Company (or such Other Shareholders) pursuant to Section 13.2 hereof. All Selling Expenses shall be borne by the holders of the securities so registered pro rata on the basis of the number of their shares so registered.

13.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this Section 13, the Company shall keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. The Company shall, at its expense:

(i) keep such registration effective for a period of ninety (90) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

(ii) furnish such number of prospectuses and other documents incident thereto as a Holder from time to time may reasonably request; and

(iii) use its reasonable best efforts to register or qualify the Registrable Securities under the securities laws or blue-sky laws of such jurisdictions as any Holder may request; provided, however, that the Company shall not be obligated to register or qualify such Registrable Securities in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in order to effect such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder.

13.6 Indemnification.

(i) The Company, with respect to each registration, qualification and compliance effected pursuant to this Section 13, shall indemnify and hold harmless each Holder, each of its officers, directors, partners, and agents, and each party controlling such Holder, and each underwriter, if any, and each party who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and shall reimburse each such Holder, each of its officers, directors, partners, and agents, and each party controlling such Holder, each such underwriter and each party who controls any such underwriter, for any legal and any other expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on (a) any untrue statement or omission based solely upon written information furnished to the Company by such Holder or underwriter, as the case may be, and stated to be specifically for use in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance or (b) such Holder’s failure to deliver a copy of the registration statement or prospectus of any amendments or supplements thereto in connection with any offer or sale by such Holder covered by such registration statement, prospectus, amendment or supplement.

(ii) Each Holder shall, if Registrable Securities held by it, him or her are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers and each underwriter, if any, of the Company’s securities covered by such a registration statement and each party who controls the Company or such underwriter against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any (a) untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Company and such directors, officers, partners, agents, parties, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document solely in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance; provided, however, that the obligations of such Holder hereunder shall be limited to an amount equal to the proceeds to each such Holder of securities sold as contemplated herein, or (b) such Holder’s failure to deliver a copy of the registration statement or prospectus of any amendments or supplements thereto in connection with any offer or sale by such Holder covered by such registration statement, prospectus, amendment or supplement.

(iii) Each party entitled to indemnification under this Section 13.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense (unless actual or potential differing interests or defenses exist or may exist between the Indemnifying Party and the Indemnified Party in which case the reasonable expenses of one counsel for the Indemnified Party shall be paid by the Indemnifying Party), and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 13, except to the extent the Indemnified Party is prejudiced by such failure. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall provide such information as may be reasonably requested by an Indemnifying Party in order to enable such Indemnifying Party to defend a claim as to which indemnity is sought.

13.7 Information by Holder. Each Holder shall furnish to the Company such information regarding such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 13.

13.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(i) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times that the Holder holds Registrable Securities from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii) File with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act at any time after it has become subject to such reporting requirements; and

(iii) So long as the Holder owns any Registrable Securities, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after the end of the ninety (90) day period referred to in clause (i)), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

SECTION 14. Notices. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered at, or sent by certified or registered mail to, the Holder at 170 West Tasman Drive, San Jose, California 95134-1706, attn: Worldwide Financial Services/Loan Administration or to such other address as shall have been furnished to the Company in writing by the Holder. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered at, or sent by certified or registered mail to, the Company at 1015 31st Street, NW, Suite 330, Washington D.C. 20007, Attn: Mr. David Schaeffer, or to such other address as shall have been furnished in writing to the Holder by the Company. Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

SECTION 15. No Rights as Stockholder; Limitation of Liability. This Warrant shall not entitle the Holder to any of the rights of a shareholder of the Company except upon exercise in accordance with the terms hereof. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Warrant Price hereunder or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

SECTION 16. Law Governing. THE VALIDITY, INTERPRETATION, AND ENFORCEMENT OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

SECTION 17. Miscellaneous.

17.1 Amendments. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by both parties (or any respective predecessor in interest thereof). The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof

17.2 Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

17.3 Entire Agreement. The Loan Documents reflect the entire agreement with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this 24th day of October, 2001.

Cogent Communications Group, Inc.

By:
Title:	CEO

[CORPORATE SEAL]

FORM OF NOTICE OF EXERCISE

[To be signed only upon exercise of the Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE THE WITHIN WARRANT

The undersigned hereby exercises the right to purchase                      shares of Common Stock which the undersigned is entitled to purchase by the terms of the within Warrant according to the conditions thereof, and herewith

[check one]

☐	makes payment of $ therefor in cash;

☐	makes payment of $ therefor through cancellation of indebtedness; or

☐	directs the Company to issue shares, and to withhold shares in lieu of payment of the Warrant Price, as described in Section 2.1 of the Warrant.

All shares to be issued pursuant hereto (i) shall be issued only following the making of usual and customary investment representations appropriate under the circumstances and (ii) shall be issued in the name of and the initial address of such person to be entered on the books of Cogent Communications Group, Inc. and shall be:

The shares are to be issued in certificates of the following denominations:

[Type Name of Holder]

By:
Title:

Dated:

FORM OF ASSIGNMENT

(ENTIRE)

[To be signed only upon transfer of entire Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO TRANSFER THE WITHIN WARRANT

FOR VALUE RECEIVED                              hereby sells, assigns and transfers unto                              all rights of the undersigned under and pursuant to the within Warrant, and the undersigned does hereby irrevocably constitute and appoint                              Attorney to transfer the said Warrant on the books of Cogent Communications Group, Inc., with full power of substitution.

[Type Name of Holder]

By:
Title:

Dated:

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ASSIGNMENT

(PARTIAL)

[To be signed only upon partial transfer of Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO TRANSFER THE WITHIN WARRANT

FOR VALUE RECEIVED                             hereby sells, assigns and transfers unto                              (i) the rights of the undersigned to purchase              shares of Common Stock under and pursuant to the within Warrant, and (ii) on a non-exclusive basis, all other rights of the undersigned under and pursuant to the within Warrant, it being understood that the undersigned shall retain, severally (and not jointly) with the transferee(s) named herein, all rights assigned on such non-exclusive basis. The undersigned does hereby irrevocably constitute and appoint                                                       Attorney to transfer the said Warrant on the books of Cogent Communications Group, Inc., with full power of substitution.

[Type Name of Holder]

By:
Title:

Dated:

NOTICE

The signature to the foregoing Assignment must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.